Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of Equity Bancshares, Inc. of our report dated March 16, 2017 on the consolidated financial statements of Equity Bancshares, Inc. and to the reference to us under the heading “Experts” in this proxy statement/prospectus.

/s/ Crowe Chizek LLP
Crowe Chizek LLP

Dallas, Texas

February 7, 2018